EXHIBIT 99.2
Summary Pro Forma Combined
Oil, Natural Gas and Natural Gas Liquids
Reserve Data

The following tables set forth summary pro forma information with respect to Vanguard's pro forma combined estimated net proved and proved developed natural gas, oil and natural gas liquids reserves as of December 31, 2012. This pro forma information gives effect to the Arkoma Basin Acquisition and the Rockies Acquisition as if they occurred on January 1, 2012. Future exploration, exploitation and development expenditures, as well as future commodity prices and service costs, will affect the reserve volumes attributable to the acquired properties and the standardized measure of discounted future net cash flows.

Estimated changes in the quantities of natural gas, oil and natural gas liquids reserves for the year ended December 31, 2012 are as follows:

	Gas (in MMcf)
	Vanguard historical	Arkoma Basin Acquisition	Rockies Acquisition	Pro forma Adjustments		Vanguard pro forma combined (c)
Net proved reserves
January 1, 2012	162,830	593,000	191,001	(250,645)	(a)	696,186
Revisions of previous estimates	(9,513)	(31,388)	(23,956)	—		(64,857)
Extensions, discoveries and other	253	—	—	—		253
Purchases of reserves in place	446,141	—	—	(445,354)	(b)	787
Sales of reserves in place	(33,546)	—	—	—		(33,546)
Production	(19,652)	(21,173)	(23,117)	11,632	(b)	(52,310)
December 31, 2012	546,513	540,439	143,928	(684,367)		546,513

	Oil (in MBbls)
	Vanguard historical	Arkoma Basin Acquisition	Rockies Acquisition	Pro forma Adjustments		Vanguard pro forma combined (c)
Net proved reserves
January 1, 2012	44,803	—	1,102	39	(a)	45,944
Revisions of previous estimates	(2,540)	(1)	146	—		(2,395)
Extensions, discoveries and other	468	—	—	—		468
Purchases of reserves in place	2,713	—	—	(1,156)	(b)	1,557
Sales of reserves in place	(468)	—	—	—		(468)
Production	(2,758)	(3)	(129)	2	(b)	(2,888)
December 31, 2012	42,218	(4)	1,119	(1,115)		42,218

	Natural Gas Liquids (in MBbls)
	Vanguard historical	Arkoma Basin Acquisition	Rockies Acquisition	Pro forma Adjustments		Vanguard pro forma combined (c)
Net proved reserves
January 1, 2012	7,385	12,000	—	189	(a)	19,574
Revisions of previous estimates	53	(38)	—	—		15
Extensions, discoveries and other	7	—	—	—		7
Purchases of reserves in place	12,159	—	—	(12,146)	(b)	13
Production	(664)	(136)	—	131	(b)	(669)
December 31, 2012	18,940	11,826	—	(11,826)		18,940

(a)
Represents the change in Vanguard’s estimated proved reserves compared to Antero’s estimated proved reserves on properties acquired in the Arkoma Basin Acquisition. The significant decrease in estimated proved natural gas reserves is related to locations where Vanguard does not plan to undertake development activities.

(b)
To adjust the amount of purchases of reserves and production representing the Arkoma Basin Acquisition and Rockies Acquisition during 2012 included in Vanguard’s historical information. The pro forma effect of this acquisition is presented separately in the table above.

(c)	Includes Vanguard’s, the Arkoma Basin Acquisition’s and the Rockies Acquisition's estimated net proved and proved developed oil, natural gas and natural gas liquids reserves as of December 31, 2012.

The standardized measure of discounted future net cash flows relating to our proved oil and natural gas reserves at December 31, 2012 is as follows. The Arkoma Basin Acquisition and Rockies Acquisition are included in the Vanguard Historical standardized measure of discounted future net cash flows, thus no pro forma adjustments are needed.

Vanguard Historical
Future cash inflows	$5,935,790
Future production costs	(2,110,841)
Future development costs	(386,319)
Future net cash flows	3,438,630
10% annual discount for estimated timing of cash flows	(1,862,083)
Standardized measure of discounted future net cash flows	$1,576,547

For the December 31, 2012, calculations in the preceding table, estimated future cash inflows from estimated future production of proved reserves were computed using the average natural gas and oil price based upon the 12-month unweighted average first-day-of-the-month price of $94.67 per barrel of crude oil and $2.76 per MMBtu for natural gas, adjusted for quality, transportation fees and a regional price differential. We may receive amounts different than the standardize measure of discounted cash flow for a number of reasons, including price changes and the effects of our hedging activities.

The following are the principal sources of change in the pro forma combined standardized measure of discounted future net cash flows for the year ended December 31, 2012 (in thousands):

	Vanguard historical	Arkoma Basin Acquisition	Rockies Acquisition	Pro forma Adjustments		Vanguard pro forma combined (a)
Sales and transfers, net of production costs	$(206,621)	$(32,930)	$(57,360)	$20,134	(b)	$(276,777)
Net changes in prices and production costs	(212,610)	(165,329)	(152,369)	—		(530,308)
Extensions discoveries and improved recovery, less related costs	41,556	—	—	—		41,556
Changes in estimated future development costs	(16,707)	334,940	59,200	—		377,433
Previously estimated development costs incurred during the period	50,405	51,960	37,642	—		140,007
Revision of previous quantity estimates	(73,424)	(186,032)	(36,604)	—		(296,060)
Accretion of discount	147,623	38,500	37,785	—		223,908
Purchases of reserves in place	465,217	—	—	(431,838)	(b)	33,379
Sales of reserves in place	(40,918)	—	—	—		(40,918)
Change in production rates, timing and other	(54,207)	(114,281)	(43,462)	(122,804)	(c)	(334,754)
Net change in standardized measure	100,314	(73,172)	(155,168)	(534,508)		(662,534)
Standardized measure, January 1, 2012	1,476,233	385,000	377,848	—		2,239,081
Standardized measure, December 31, 2012	$1,576,547	$311,828	$222,680	$(534,508)		$1,576,547

(a)	The pro forma standardized measure includes Vanguard, the Arkoma Basin Acquisition and the Rockies Acquisition.

(b)
To adjust the amount of sales and purchases of reserves representing the Arkoma Basin Acquisition and Rockies Acquisition during 2012 included in Vanguard’s historical information. The pro forma effect of this acquisition is presented separately in the table above.

(c)	Represents the change in estimates relating to the properties acquired in the Arkoma Basin Acquisition primarily related to locations where Vanguard does not plan to undertake development activities.